------------------------------
                                                           OMB APPROVAL
                                                  OMB Number     3235-0145
                                                  Expires:   December 31, 2005
                                                  Estimated average burden
                                                  hours per response . . . 11
                                                  ------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                           Golden State Vintners, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    38121K208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 28, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ X ]    Rule 13d-1(b)

         [   ]    Rule 13d-1(c)

         [   ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                PAGE 1 OF 8 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   38121K208                                      13G                   Page  2  of  8  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Manulife Financial Corporation
           I.R.S. No.

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Life Insurance Company


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 8 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   38121K208                                      13G                   Page  2  of  8  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Life Insurance Company


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 8 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   38121K208                                      13G                   Page  4  of  8  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             658,595

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             658,595

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           658,595


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.7%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 8 PAGES


         This amendment to the Statement is being filed to reflect the merger on April 28, 2004 pursuant to which John Hancock Financial Services, Inc. became a wholly-owned subsidiary of Manulife Financial Corporation ("Manulife") and Manulife became the ultimate beneficial owner of the securities included in this filing held by John Hancock Life Insurance Company.

         Item 1(a)    Name of Issuer:
                      --------------
                      Golden State Vintners, Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      500 Drakes Landing Road
                      Greenbrae, CA 94904

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of Manulife Financial
                      Corporation ("MFC"), MFC's direct, wholly-owned
                      subsidiary, John Hancock Financial Services, Inc.
                      ("JHFS"), and JHFS's direct, wholly-owned subsidiary, John
                      Hancock Life Insurance Company ("JHLICO").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of MFC is located at 200
                      Bloor Street East, Toronto, Ontario, Canada, M4W 1E5; JHFS
                      and JHLICO are located at John Hancock Place, P.O. Box
                      111, Boston, MA 02117.

         Item 2(c)    Citizenship:
                      -----------
                      MFC is organized and exists under the laws of Canada JHFS
                      is organized and exists under the laws of the State of
                      Delaware. JHLICO is organized and exists under the laws of the Commonwealth of Massachusetts.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      ------------
                      38121K208

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      -----------------------------------------------------------

                      MFC:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHFS:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)(ii)(G).


                                PAGE 5 OF 8 PAGES



         Item 4       Ownership:
                      ---------

                      (a)  Amount Beneficially Owned:
                           -------------------------
                           JHLICO has direct beneficial ownership of 658,595
                           shares of Class B Common Stock.

                      (b)  Percent of Class: 12.7%
                           ----------------

                      (c)  Number of shares as to which the person has:
                           -------------------------------------------

                             (i)    sole power to vote or to direct the vote:
                                    JHLICO has sole power to vote or to direct the vote of 658,595 shares of Class B Common
                                    Stock as discussed in Item 4(a) above.

                             (ii)   shared power to vote or to direct the vote: -0-

                             (iii)  sole power to dispose or to direct the disposition of:
                                    JHLICO has sole power to dispose or to
                                    direct the disposition of 658,595 shares of
                                    Class B Common Stock as discussed in Item
                                    4(a) above.

                             (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      Not applicable.

         Item 7       Identification and Classification of the Subsidiary which
                      ---------------------------------------------------------
                      Acquired the Security Being Reported on by the Parent
                      -----------------------------------------------------
                      Holding Company:
                      Not applicable.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing
                      the control of the issuer of the securities and were not
                      acquired and are not held in connection with or as a
                      participant in any transaction having that purpose or
                      effect.



                                PAGE 6 OF 8 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                                     Manulife Financial Corporation



                                                     By:       /s/ Wayne A. Budd
                                                              -----------------------------------------
                                                              Name:   Wayne A. Budd
Dated:  May 7, 2004                                           Title:  Senior Executive Vice President



                                                     John Hancock Financial Services, Inc.



                                                     By:       /s/ Wayne A. Budd
                                                              -------------------------------------------
                                                              Name:   Wayne A. Budd
Dated:  May 7, 2004                                           Title:  Senior Executive Vice President and
                                                                      General Counsel



                                                     John Hancock Life Insurance Company



                                                     By:       /s/ Wayne A. Budd
                                                              -------------------------------------------
                                                              Name:   Wayne A. Budd
Dated:  May 7, 2004                                           Title:  Senior Executive Vice President and
                                                                      General Counsel



                                PAGE 7 OF 8 PAGES



EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Golden State Vintners, Inc. or any subsequent acquisitions or dispositions of equity securities of Golden State Vintners, Inc. by any of the undersigned.




                                                     Manulife Financial Corporation



                                                     By:       /s/ Wayne A. Budd
                                                              ---------------------------------------
                                                              Name:   Wayne A. Budd
Dated:  May 7, 2004                                           Title:  Senior Executive Vice President



                                                     John Hancock Financial Services, Inc.



                                                     By:       /s/ Wayne A. Budd
                                                              -------------------------------------------
                                                              Name:   Wayne A. Budd
Dated:  May 7, 2004                                           Title:  Senior Executive Vice President and
                                                                      General Counsel



                                                     John Hancock Life Insurance Company



                                                     By:       /s/ Wayne A. Budd
                                                              -------------------------------------------
                                                              Name:   Wayne A. Budd
Dated:  May 7, 2004                                           Title:  Senior Executive Vice President and
                                                                      General Counsel



                                PAGE 8 OF 8 PAGES